Exhibit 10.1
FIRST AMENDMENT TO SECOND
RESTATED 2002 SHARE INCENTIVE PLAN
     THIS FIRST AMENDMENT (the “First Amendment”) to the SECOND RESTATED 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of July 1, 2010. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.
RECITALS
     WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 Annual Meeting of Shareholders.
     WHEREAS, the Company restated the Plan pursuant to a Second Restated 2002 Share Incentive Plan dated December 10, 2008, to provide for one consolidated Plan incorporating the terms and provisions of all prior amendments.
     WHEREAS, the Company desires to amend the Plan to clarify the Committee’s authority to determine the awards granted annually under the Plan to Trustees (excluding the Chairman of the Board and employee trustees) for their service on the Board, all in accordance with the provisions of the Plan.
     NOW THEREFORE, the Plan is amended as follows:
     1. Participation. Paragraph 3(b) of the Plan is deleted in its entirety and the following is substituted therefor:
          (b) Board of Trustees. Each member of the Board of Trustees (excluding the Chairman of the Board and employee trustees whose awards are granted pursuant to paragraph 3(a) of the Plan) may receive an annual award (relating to the Trustee’s service on the Board for a one-year term) as determined by the Committee from time to time, subject to the provisions of the Plan. If an individual first becomes a Trustee following the annual award, the Trustee’s award will be pro-rated based on the prior annual trustee award multiplied by a fraction, the numerator of which is the number of days left in said one-year term from the date of such Trustee’s election or appointment to the Board of Trustees, until the anniversary of the immediately preceding shareholders’ meeting at which trustees were re-elected, and the denominator of which is 365. Trustees may, in addition to the award under this paragraph, also receive awards under paragraph 3(a).
     2. Plan in Full Force and Effect. After giving effect to this First Amendment, the Plan remains in full force and effect.

     IN WITNESS WHEREOF, this First Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL
By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel